Exhibit 10.11

LIMITED LIABILITY COMPANY MEMBERSHIP UNIT

REDEMPTION AGREEMENT

THIS LIMITED LIABILITY COMPANY MEMBERSHIP UNIT REDEMPTION AGREEMENT (the “Agreement”) is made and entered into effective as of the 23rd day of July, 2008 (the “Effective Date”) by and between Soy Energy, LLC, an Iowa limited liability company (“Soy Energy”), 222 North Main Street, PO Box 663, Marcus, Iowa 51035 and K.B.C. Group, Inc., an Iowa corporation (“Bratney”), 3400 109th Street, Des Moines, Iowa 50322.

WHEREAS, Bratney is the owner of 750 membership units issued by Soy Energy (the “Units”);

WHEREAS, Soy Energy desires to redeem, and Bratney desires to have redeemed, the Units at the price and subject to the terms and conditions set forth herein; and

WHEREAS, Soy Energy and The Ken Bratney Company, an Iowa corporation (“TKBC”), 3400 109th Street, Des Moines, Iowa 50322, have entered into a certain Termination Agreement dated of even date herewith (the “Termination Agreement”), related to the termination of the Design-Build Agreement dated June 20, 2007 by and between Soy Energy and TKBC.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.         Redemption of Units; Redemption Price. As of the Effective Date, Bratney has delivered the certificate(s) representing the Units to Soy Energy, duly endorsed in blank for redemption. This Agreement, and the transactions contemplated hereby are intended to constitute a complete termination of Bratney’s interest in Soy Energy; and the parties agree to perform such further acts and execute such additional instruments as may be necessary or appropriate to accomplish this purpose. In consideration of the redemption, Soy Energy shall pay to Bratney a redemption price of One Dollar ($1.00), which shall be due and payable in cash on the Effective Date.

2.         Warranties and Representations. Bratney and TKBC hereby warrant and represent the following as of the Effective Date:

a.         Bratney is the sole and absolute owner of the Units and has the full and unrestricted right, power and authority to permit the redemption of the Units as provided in this Agreement.

b.         The Units are free and clear of all liens, claims, security interests and encumbrances.

c.         Bratney has no knowledge of any fact or condition not heretofore disclosed to Soy Energy that would materially and adversely affect the Units, or which would be inconsistent with the terms of this Agreement. No representation or warranty of Bratney contained herein, and no certificate, schedule or other document furnished or to be furnished in connection herewith, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

d.        Bratney and TKBC have all required authority to execute this Agreement and acknowledge that this Agreement when executed on behalf of Bratney and TKBC shall be the legal, valid and binding obligation of Bratney and TKBC.

Bratney shall defend, indemnify and hold Soy Energy harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys' fees and court costs, suffered or incurred by Soy Energy arising from or as a result of: (i) actions taken by Bratney in the name of Soy Energy; (ii) Bratney’s ownership of the Units, other than actions taken as the design-builder of Soy Energy's biodiesel plant; and (iii) Bratney’s breach of any of the foregoing warranties or representations.

3.         Tax Matters. Bratney shall fully cooperate and assist with the filing of all federal, state, county and municipal tax returns, reports and declarations that are required to be filed with regard to the redemption of the Units.

4.         Necessary Acts. Each party covenants and agrees to perform such further acts and execute such additional instruments as may be necessary to accomplish the objectives of this Agreement.

5.         Captions. The captions herein are inserted only as a matter of convenience and in no way define, limit or construe the scope or intent of such sections nor in any way affect this Agreement.

6.         Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

7.         Applicable Law. This Agreement shall be governed by the laws of the State of Iowa without regard to conflict of law provisions. The parties, by their execution of this Agreement, submit to the jurisdiction of the courts of the State of Iowa and agree that venue shall be in Cherokee County, Iowa.

8.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts have been signed by and delivered to each party.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have duly executed this LIMITED LIABILITY COMPANY MEMBERSHIP UNIT REDEMPTION AGREEMENT effective as of the Effective Date.

SOY ENERGY, LLC	K.B.C. GROUP, INC.

/s/ Charles Sand	/s/ J. Paul Bratney
Charles Sand, Chairman	Paul Bratney, Chief Executive Officer

THE KEN BRATNEY COMPANY

/s/ J. Paul Bratney
Paul Bratney, Chief Executive Officer